Exhibit 99.1

Willamette Valley Vineyards, Inc. Announces Resignation of Controller Sean
Cary.

SALEM, Ore., June 29 -- Willamette Valley Vineyards, Inc.
(NASDAQ symbol: WVVI), today announced that Sean Cary, the Company's Controller has accepted a new position at Cascade Structural Laminators in Eugene. CPA Ted Gwin has been appointed Interim Controller and will serve in that capacity during the search process for a permanent Controller. Mr. Gwin previously worked with the Company in 1996-97. Mr. Cary has been appointed to the winery's Board of Directors and will serve as the Chair of the Audit Committee. Mr. Cary will provide any necessary transitional assistance to the Company.

"Sean has performed very well over his past seven years as Controller and I am very pleased he will continue to help us grow the business as a key member of the Board," said Founder and President Jim Bernau.

"Our small public company is performing very well despite the heavy and growing regulatory burdens imposed by the federal government", Bernau commented, "One of Sean's biggest contributions was finding cost effective ways to manage these burdens."

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are identified by such words and phrases as "expects," "thinks," "believes," "anticipates" and words of similar import. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions and other risks.